EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 22, 2005 on the financial statements of SmartVideo Technologies, Inc., for the years ended December 31, 2003 and 2004 included herein. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ Sherb & Co, LLP

Boca Raton, Florida
February 3, 2006